EXHIBIT 99.1
Jury Renders Verdict in Lawsuit
Tempe, Arizona . . . August 12, 2005 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced that a jury has rendered a verdict in the lawsuit styled Inter-Tel, Incorporated v. Executone of Florida, Inc., et al., which was tried before the Circuit Court of the 9th Judicial District in and for Orange County, Florida.
Inter-Tel filed the lawsuit to collect certain amounts due from Executone of Florida, including amounts owed pursuant to certain promissory notes. During the proceeding, Executone of Florida countersued Inter-Tel for breach of contract and related claims. The jury found in favor of Executone of Florida on the breach of contract claim in the amount of approximately $7.8 million. This amount is offset by a judgment in favor of Inter-Tel in the amount of approximately $435,000 with regard to the promissory notes. As such, the net result of the jury’s verdict is an amount in favor of Executone of Florida of $7.4 million.
Inter-Tel believes it has meritorious grounds for contesting the verdict and intends to do so vigorously. There can be no assurance however that Inter-Tel will prevail in its efforts and the Company expects to incur additional legal and court costs to defend itself in connection with these proceedings.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Inter-Tel’s contesting of the jury verdict in the litigation with Executone of Florida. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to Inter-Tel’s ability to file the appropriate motions to contest the verdict and to successfully file and argue the appeal of the verdict. For a further list and description of such risks and uncertainties related to Inter-Tel’s business, please see Inter-Tel’s previously filed SEC reports, including without limitation, Inter-Tel’s annual reports on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 2,000 communications personnel, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Australia and South Africa. More information is available at www.inter-tel.com.